Exhibit 99.2

agilon health Announces Leadership Transition

Steven Sell steps down as President, Chief Executive Officer, and Board Director

Ronald A. Williams, co-founder, Board Chairman, and healthcare industry veteran, appointed Executive Chairman

Board establishes an Office of the Chairman and initiates search for permanent CEO

Company reports second quarter 2025 earnings and withdraws full year 2025 guidance

WESTERVILLE, OH, AUGUST 4, 2025 – agilon health (NYSE: AGL), the trusted partner empowering physicians to transform health care in our communities, announced today that Steven Sell has stepped down] as President, CEO, and a Director of the Board. Ronald A. Williams, the Company’s co-founder and Board Chairman since 2017, has been appointed Executive Chairman. Williams is an industry veteran with leadership experience at healthcare and technology companies including Aetna, where he was Chairman and CEO.

agilon’s Board of Directors has established an Office of the Chairman to assume Sell’s responsibilities on an interim basis and accelerate execution of the Company's priorities. The Office, led by Williams, includes Jeff Schwaneke, Chief Financial Officer; Heidi Hittner, Executive Vice President and Chief of Staff; Karthik Rao, M.D., Chief Medical Officer; Ben Shaker, Chief Markets Officer; Girish Venkatachaliah, Chief Technology Officer; and Denise Zamore, Chief Legal Officer and Corporate Secretary. The Board of Directors has initiated a search for a permanent CEO and is working with a leading executive search firm to assist in the process.

“On behalf of the Board, I want to thank Steve for his leadership and partnership over the last several years,” said Williams. “During his tenure, agilon expanded our value-based care model, broadened our partnerships with primary care physicians across the country, and built a deep and talented team. We wish him well in his future endeavors.”

Williams continued, “The U.S. healthcare system is grappling with an aging population, increasing chronic conditions, and rising costs. agilon is helping address a critical need among primary care physicians, Medicare members and payors with our Total Care Model that enables high-quality and cost-efficient care. We are committed to driving the operational improvements that will enable agilon to capitalize on the significant opportunities ahead and create value for our stakeholders as the market stabilizes. I look forward to working more closely with our leadership team and physician partners to ensure that the critical investments we are making position agilon to improve execution and drive sustainable long-term performance. We will work quickly to conduct a thorough search and identify a new CEO to lead agilon forward.”

“Ron’s deep understanding of our industry and proven track record of leading transformational, profitable growth make him well-suited to guide agilon through this transition,” said Ravi Sachdev, agilon’s founder and Vice Chairman of the Board. “He has influenced agilon’s mission from the start, and in this enhanced role he will execute performance improvements and support our physician partners in driving continuously improving total cost of care outcomes in their communities.”

In a separate press release, the Company today also issued its second quarter 2025 earnings results. As part of that announcement, and in conjunction with this leadership transition, the Company is withdrawing its previous full year 2025 earnings guidance.

About Ronald A. Williams

Ron Williams is an Operating Advisor to CD&R. He serves as Lead Director at Warby Parker. Williams held leadership roles at Aetna for over a decade, including as President and a Director beginning in 2002, and Chairman and CEO from 2006 until his retirement in 2011. Prior to joining Aetna, Williams was President of the large group division at WellPoint Health Networks Inc. and President of the company’s Blue Cross of California subsidiary. Williams served on President Obama’s Management Advisory Board from 2011 to 2017. He is the former Lead Director of American Express and has served on the boards of the Boeing Company, Johnson & Johnson, and Envision Healthcare. Williams is Chairman of The Conference Board, serves on the board of the Peterson Institute for International Economics and is an advisory board member of the Peterson Center on Healthcare. He holds degrees from MIT Sloan School of Management (M.S., management) and Roosevelt University.

About agilon health

agilon health is the trusted partner empowering physicians to transform health care in our communities. Through our partnerships and purpose-built platform, agilon is accelerating at scale how physician groups and health systems transition to a value-based Total Care Model for their senior patients. agilon provides the technology, people, capital, process, and access to a peer network of 2,200+ primary care physicians that allow its physician partners to maintain their independence and focus on the total health of their most vulnerable patients. Together, agilon and its physician partners are creating the healthcare system we need – one built on the value of care, not the volume of fees. The result: healthier communities and empowered doctors. agilon is the trusted partner in 30 diverse communities and is here to help more of our nation’s leading physician groups and health systems have a sustained, thriving future. For more information, visit agilonhealth.com and connect with us on LinkedIn.

Contacts

Investor Contacts

Evan Smith, CFA
SVP, Investor Relations
evan.smith@agilonhealth.com

Leland Thomas
investors@agilonhealth.com

Media Contacts

Stephanie Law
Corporate Communications
media@agilonhealth.com

FGS Global
agilonhealth@fgsglobal.com
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